UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 3, 2006

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33091	36-4197635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 WillowBrook Office Park, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (585) 598-0030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 30, 2006, GateHouse Media used a portion of its initial public offering net proceeds to repay in full and terminate its $152.0 million second lien term loan credit facility. In addition, GateHouse Media used a portion of the initial public offering net proceeds to pay down $12.0 million of the $570.0 million first lien term loan credit facility reducing its balance and limit to $558.0 million and to repay in full the balance of its $40.0 million revolving credit facility.

Item 8.01	Other Events.

On November 3, 2006, the underwriters of GateHouse Media’s initial public offering exercised their right to purchase an additional 2,070,000 shares as allowed in the underwriting agreement. The net proceeds before offering expenses of these additional shares is $34.6 million, after deducting the underwriting discount. The total net proceeds from the initial public offering of 13,800,000 shares and this additional allotment of 2,070,000 before offering expenses is $265.7 million, after deducting the underwriting discount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEHOUSE MEDIA, INC.

Dated: November 3, 2006	By:	/S/ MARK R. THOMPSON
Mark R. Thompson
Chief Financial Officer